THERMACELL TECHNOLOGIES, INC. AND SUBSIDIARY

                      Computation of Earnings Per Common Share



                                          For the Three Months Ended
                                           December 31, December 31,
                                      -----------------------------------
                                            1997               1996
                                      ----------------   ----------------

Shares  outstanding:                     3,067,709            869,899
Weighted average shares
 outstanding                             3,024,761            779,382
Net loss                              $    (52,054)      $   (362,725)

Net loss per share                    $      (0.02)      $      (0.47)


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